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                                                                    EXHIBIT 99.1

[LOGO OF EXTENDED STAY AMERICA]


(BW) (EXTENDED-STAY-AMERICA) (STAY) Extended Stay America, Inc. raises $200 million in private placement of common stock


          FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 5, 1997--Extended Stay America, Inc. (Nasdaq:STAY) announced today that it has accepted subscriptions from certain institutional investors in connection with a private placement transaction for the sale of 11.5 million shares of its common stock, at a purchase price of $17.625 per share, for an aggregate amount of $202.7 million. Proceeds from this sale will be used for general corporate purposes, including but not limited to, financing possible acquisitions and the construction of extended stay lodging facilities.

          The securities offered in this transaction were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Act or an applicable exemption therefrom. This release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Extended Stay America, Inc.

          Extended Stay America, Inc. develops, owns and operates extended stay lodging facilities on a national basis. As of January 31, 1997, the Company operates 51 facilities in 20 states. There are also 45 facilities under construction in 25 states and options to purchase 102 sites for development in 28 states. The Company also has a pending merger with Studio Plus Hotels, Inc. which as of December 31, 1996 owned and operated 35 extended stay lodging facilities and had 11 additional facilities under construction.
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          NOTE TO EDITORS: For copies of recent press releases from Extended
Stay America via fax, at no charge, call 888/329-4696. For company information, logo and photos via the Internet, visit http://www.businesswire.com/cnn/stay.htm


    CONTACT:  Extended Stay America, Inc.
              Robert A. Brannon, Sr. Vice President and CFO
              954/713-1603
              News-On-Demand:  888/329-4696
              CNN URL:  http://www.businesswire.com/cnn/stay.htm